EXHIBIT 99.1

                  PENNROCK FINANCIAL SERVICES CORP
                         1060 MAIN STREET
                  BLUE BALL, PENNSYLVANIA  17560

DATE:  March 19, 2001                    FOR IMMEDIATE RELEASE

CONTACT:  George Crisp
          717 354-4541

         PENNROCK FINANCIAL SERVICES ANNOUNCES ACQUISITION

     BLUE BALL, Pa. - PennRock Financial Services Corp. (Nasdaq:
PRFS), owner of Blue Ball National Bank, announced today that it has completed the acquisition of The National Advisory Group ("National"), Dresher, Pa. This acquisition broadens PennRock's involvement in asset management, retirement plan administration, and financial planning services.

     The National Advisory Group will retain its name and will operate as a wholly owned subsidiary of PennRock Financial
Services Corp. The acquisition is to be accounted for as a purchase.

     "We are very pleased to add The National Advisory Group to our financial management team," said Melvin Pankuch, executive vice president and chief executive officer of PennRock. "With National, we are in a position to offer our clients and banking customers greatly expanded services, not only in asset management, but also in the administration of retirement plans, financial planning, and banking in southeastern Pennsylvania, New Jersey, and Delaware. The acquisition of National is an important step towards our goal of becoming a fully integrated financial services company."

     Assets under management in the Financial Services Division at Blue Ball National Bank have grown by more than 100 percent during the past three years, reaching about $280 million as of the end of 2000. Pankuch stated, "To this expanding side of our banking business, National will bring additional assets under management in excess of $100 million. In addition, The National Advisory Group provides retirement plan administration services to more than 500 corporate programs."